Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
          We hereby consent to the use in this Registration Statement on Form S-4 of OXiGENE, Inc of our report dated March 17, 2009 relating to the financial statements and financial statement schedule of Vaxgen, Inc, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

San Jose, California
November 30, 2009